Exhibit 99.1

Historical Financials: Motorola Home

	Fiscal Year Ended, December 31,			9 months Ended,
	2010A	2011A	LTM 9/30/12	9/30/2011	9/30/2012
Revenue by Segment:
Home Devices	$2,688	$2,619	$2,558	$1,968	$1,907
Network Infrastructure Solutions	923	864	791	650	576
Converged Experiences	31	50	79	18	48
Other (1)	(1)	(0)	(4)	(1)	(4)

Total Revenue	$3,641	$3,533	$3,424	$2,636	$2,527
% Growth	—	(3.0%)	—	—	(4.1%)

Gross Margin by Segment:
Home Devices	$720	$782	$761	$590	$569
Network Infrastructure Solutions	308	289	262	221	194
Converged Experiences	22	41	56	15	30
Other (1)	4	(2)	(16)	(2)	(16)

Gross Margin	$1,054	$1,109	$1,062	$824	$777
% Margin	29.0%	31.4%	31.0%	31.3%	30.8%

R&D Expenses	(441)	(459)	(465)	(338)	(344)
SG&A Expenses	(341)	(318)	(288)	(238)	(208)

Operating Income	271	333	309	248	224
% Margin	7.5%	9.4%	9.0%	9.4%	8.9%

Depreciation	54	47	48	36	37
Insurance Settlement	0	0	11	0	11
Corporate Allocation	0	0	25	n/a	n/a
Run rate Restructuring Savings	0	0	25	n/a	n/a
One-time Adjustments	22	(12)	(22)	(16)	(27)
Audit Adjustments	0	12	0	12	0
Adjusted EBITDA	$347	$381	$396	$280	$245
% Margin	9.5%	10.8%	11.6%	10.6%	9.7%

Capital Expenditures	$19	$41	$31	$28	$18
% Net Sales	0.5%	1.2%	0.9%	1.1%	0.7%

Note: Financials based on internal financial reports.

(1) Other includes centralized services. YTD 9/30/12 also includes certain purchase accounting adjustments.

EBITDA Adjustments

Insurance Settlement — during 2012, Motorola Home received payment on an insurance claim related to higher input costs associated with the Thailand floods in the fall of 2011. The loss associated with this inventory was recognized during Q1’12 and Q2’12. The adjustment of $11 million increases EBITDA accordingly (offsetting the previously recognized loss)

Corporate Allocation — when the business is operated as a stand-alone entity (separate from Google / Motorola Mobility), annual run rate savings of $25 million are expected as a result of reduced overhead allocations to several corporate function areas, including: IT, Real Estate, Legal, Finance, HR, Supply Chain, Marketing, CEO aviation and various other categories

Run rate Restructuring Savings — in conjunction with a restructuring of the business that was initiated during August 2012, Motorola Home eliminated 250 net positions throughout the organization

One-time Adjustments — include reduced royalty license and a most-favored nation adjustment with a customer, as well as other miscellaneous and non-recurring income and expense items

HOME BUSINESS OF MOTOROLA MOBILITY LLC

Combined Financial Statements

December 31, 2011 and 2010

INDEX TO FINANCIAL STATEMENTS

Home Business of Motorola Mobility LLC

Combined Financial Statements

Home Business of Motorola Mobility LLC

Combined Statements of Operations

Years Ended December 31, 2011 and 2010

(In millions)

	2011	2010
Net revenues	$3,539	$3,642
Costs of sales	2,425	2,600

Gross margin	1,114	1,042
Research and development expenditures	477	455
Selling, general and administrative expenses	347	363
Other charges	122	71

Operating earnings	168	153
Other income (expense):
Interest income, net	1	2
Gains on sales of investments, net	9	–
Other income (expense), net	12	(1)

Total other income (expense)	22	1
Income before income taxes	190	154
Income tax expense	58	53

Net income	132	101
Less: Earnings attributable to non-controlling interests	–	7
Net income attributable to Home Business of Motorola Mobility LLC	$132	$94

See accompanying Notes to Combined Financial Statements

Home Business of Motorola Mobility LLC

Combined Balance Sheets

December 31, 2011 and 2010

(In millions)

	2011	2010
ASSETS
Accounts receivable, net	$558	$521
Inventories, net	194	303
Deferred income taxes	109	108
Other current assets	174	174

Total current assets	1,035	1,106

Property, plant and equipment, net	205	213
Investments	34	49
Deferred income taxes	178	208
Goodwill	1,341	1,314
Other assets	192	299

Total assets	$2,985	$3,189

LIABILITIES AND BUSINESS EQUITY
Accounts payable	$419	$483
Accrued liabilities	591	556

Total current liabilities	1,010	1,039
Other liabilities	168	244
Deferred income taxes	5	8
Business equity:
Owner’s net investment	1,811	1,877
Accumulated other comprehensive income (loss)	(9)	(2)

Total Home Business of Motorola Mobility LLC equity	1,802	1,875
Non-controlling interests	–	23

Total business equity	1,802	1,898

Total liabilities and business equity	$2,985	$3,189

See accompanying Notes to Combined Financial Statements

Home Business of Motorola Mobility LLC

Combined Statements of Business Equity

Years Ended December 31, 2011 and 2010

(In millions)

		Accumulated Other Comprehensive Income (Loss)
	Owner’s Net Investment	Fair Value Adjustment To Available For Sale Securities, Net of Tax	Foreign Currency Translation Adjustments, Net of Tax	Retirement Benefits Adjustments, Net of Tax	Non- controlling Interests	Comprehensive Income
Balance at December 31, 2009	$1,944	$4	$2	$(4)	$35	—

Net income	94				7	$101
Foreign currency translation adjustments (net of tax of $0)			(2)			(2)
Retirement benefits adjustment (net of tax of $0)				(2)		(2)
Net transfers to Motorola, Inc.	(161)				(19)	—

Balances at December 31, 2010	1,877	4	—	(6)	23	97

Net income	132					132
Foreign currency translation adjustments (net of tax of $0)			(2)			(2)
Impact of sale of securities (net of tax of $2)		(4)				(4)
Retirement benefits adjustment (net of tax of $0)				(1)		(1)
Separation adjustment					(23)	—
Net transfers to Motorola Mobility Holdings, Inc.	(198)					—

Balances at December 31, 2011	$1,811	—	$(2)	$(7)	—	$125

See accompanying Notes to Combined Financial Statements

Home Business of Motorola Mobility LLC

Combined Statements of Cash Flows

Years Ended December 31, 2011 and 2010

(In millions)

	2011	2010
Operating
Net income attributable to Home Business of Motorola Mobility LLC	$132	$94
Plus: Earnings attributable to non-controlling interests	–	7

Net income	132	101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95	104
Non-cash other charges	74	9
Share-based compensation expense	53	40
Gains on sales of investments, net	(9)	—
Deferred income taxes	24	23
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(38)	—
Inventories	108	(29)
Other current assets	(8)	24
Accounts payable and accrued liabilities	(92)	55
Other assets and liabilities	8	(21)

Net cash provided by operating activities	347	306
Investing
Acquisitions and investments, net	(48)	(71)
Proceeds from sales of investments and businesses	20	6
Capital expenditures	(41)	(19)

Net cash used for investing activities	(69)	(84)
Financing
Net transfers to Parent	(281)	(222)

Net cash used for financing activities	(281)	(222)
Effect of exchange rate changes on cash and cash equivalents	3	—
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

See accompanying Notes to Combined Financial Statements

Home Business of Motorola Mobility LLC

Notes to Combined Financial Statements

December 31, 2011 and 2010

(Dollars in millions, except as noted)

1. Background and Basis of Presentation

Background

The Home Business of Motorola Mobility LLC (“Motorola Home” or “the Business”) is a provider of products and services to cable operators and wireline telecommunications (“telco”) service providers (collectively, “network operators”) that enable the delivery of video, voice and data services to consumers. Motorola Home’s product portfolio primarily includes interactive set-top boxes, end-to-end digital video and Internet Protocol Television (“IPTV”) distribution systems, broadband access infrastructure platforms, and associated data and voice customer premises equipment (“CPE”).

Basis of Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of Motorola Mobility LLC (formerly known as Motorola Mobility Holdings, Inc.) and Motorola, Inc. (currently known as Motorola Solutions, Inc.), using the historical results of operations, and historical basis of assets and liabilities of the Business. Prior to January 4, 2011, the Business was an operating segment of Motorola, Inc. On January 4, 2011 (the “Distribution Date”), the separation of Motorola Mobility Holdings, Inc. from Motorola, Inc. was completed. Effective January 4, 2011, Motorola Mobility Holdings, Inc. became an independent public company trading under the symbol “MMI” on the New York Stock Exchange. Motorola, Inc. and Motorola Mobility LLC are individually and collectively referred to as “the Parent” in these financial statements.

Google Inc. acquired Motorola Mobility Holdings, Inc. on May 22, 2012. Under the transaction, Google, Inc. acquired all outstanding common shares of Motorola Mobility Holdings, Inc. for $40 per share and all vested stock options and restricted stock units, for a total purchase price of approximately $12.4 billion in cash.

The historical combined financial statements also include allocations of certain general corporate expenses from the Parent. Management believes the assumptions and methodologies underlying the allocation of general corporate expenses from the Parent are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Business if it had operated as an independent company, or of the costs expected to be incurred in the future. As such, the combined financial statements included herein may not necessarily reflect the Business’s results of operations, financial position or cash flows in the future or what its results of operations, financial position, or cash flows would have been had the Business been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various worldwide entities comprising the Business, the Parent’s net investment in the Business is presented as Owner’s net investment, rather than stockholders’ equity, in the combined balance sheets.

2. Summary of Significant Accounting Policies

Principles of Combination: The combined financial statements include the assets and liabilities of the Business, as well as certain allocations discussed above.

Revenue Recognition: In October 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance which amended the accounting standards for revenue arrangements with multiple deliverables. The new guidance changes the criteria required to separate deliverables into separate units of accounting when they are sold in a bundled arrangement and requires an entity to allocate an arrangement’s consideration using estimated selling prices (“ESP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”). The new guidance also eliminates the use of the residual method to allocate an arrangement’s consideration.

In October 2009, the FASB also issued new guidance to remove from the scope of software revenue recognition guidance tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality.

The new accounting guidance is effective for revenue arrangements entered into or materially modified after June 15, 2010. The standards permit prospective or retrospective adoption as well as early adoption. The Business elected to early adopt this guidance at the beginning of the first quarter of 2010 on a prospective basis for applicable arrangements that were entered into or materially modified after January 1, 2010.

The Business’s revenue streams are the result of a wide range of activities, from the delivery of stand-alone equipment to custom design and installation over a period of time to bundled sales of equipment, software and services. The Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability of the sales price is reasonably assured. In addition to these general revenue recognition criteria, the following specific revenue recognition policies are followed:

Products and Equipment—For product and equipment sales, revenue recognition generally occurs when products or equipment have been shipped, risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain and allowances for discounts, price protection, returns and customer incentives can be reasonably and reliably estimated. Recorded revenues are reduced by these allowances. The Business bases its estimates on historical experience taking into consideration the type of products sold, the type of customer and the type of transaction in each specific arrangement. Where customer incentives cannot be reasonably and reliably estimated, the Business recognizes revenue at the time the product sells through the distribution channel to the end customer.

Services—Revenue for services is generally recognized ratably over the contract term as services are performed.

Software and Licenses—Revenue from prepaid perpetual licenses is recognized at the inception of the arrangement, presuming all other relevant revenue recognition criteria are met. Revenue from non-perpetual licenses or term licenses is recognized ratably over the period that the licensee uses the license. Revenue from software maintenance, technical support and unspecified upgrades is generally recognized over the period that these services are delivered.

Multiple-Element Arrangements—Arrangements with customers may include multiple deliverables, including any combination of products, equipment, services and software. These multiple element arrangements could also include an element accounted for as a long-term contract coupled with other products, equipment, services and software. For the Business’s multiple-element arrangements where at least one of the deliverables is not subject to existing software revenue recognition guidance, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis, and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Business. Based on the new accounting guidance adopted January 1, 2010, revenue is then allocated to each unit of accounting based on the relative selling price of each unit of accounting based first on VSOE if it exists, based next on TPE if VSOE does not exist, and, finally, if both VSOE and TPE do not exist, based on ESP.

Once elements of an arrangement are separated into more than one unit of accounting, revenue is recognized for each separate unit of accounting based on the nature of the revenue as described above.

The Business’s arrangements with multiple deliverables may also contain a stand-alone software deliverable that is subject to the existing software revenue recognition guidance. The revenue for these multiple-element arrangements is allocated to the software deliverable and the non-software deliverable(s) based on the relative selling prices of all of the deliverables in the arrangement using the hierarchy in the new revenue accounting guidance. In circumstances where the Business cannot determine VSOE or TPE of the selling price for all of the deliverables in the arrangement, including the software deliverable, ESP is used for the purpose of allocating the arrangement consideration.

The Business’s arrangements with multiple deliverables may be comprised entirely of deliverables that are all still subject to the existing software revenue recognition guidance. For these arrangements, revenue is allocated to the deliverables based on VSOE. Should VSOE not exist for the undelivered software element, revenue is deferred until either the undelivered element is delivered or VSOE is established for the element, whichever occurs first. When the fair value of a delivered element has not been established, but fair value exists for the undelivered elements, the Business uses the residual method to recognize revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement consideration is allocated to the delivered elements and is recognized as revenue.

Net revenues as reported and pro forma net revenues that would have been reported during the year ended December 31, 2010 if the transactions entered into or materially modified after January 1, 2010 were still subject to the previous accounting guidance are shown in the following table:

Year ended December 31, 2010	As Reported	Pro Forma Basis
Net revenues	$3,642	$3,560

Sales and Use Taxes—The Business records taxes imposed on revenue-producing transactions, including sales, use, value added and excise taxes, on a net basis with such taxes excluded from revenue.

Investments: Investments in equity securities are classified as available-for-sale and are carried at fair value. Certain investments in joint ventures, limited liability companies and partnerships are accounted for using the equity method as are investments in equity securities when the Business has significant influence over the issuing entity. Equity securities that are not publicly traded and for which the Business does not have significant influence over the issuing entity are carried at cost. The Business assesses declines in the fair value of investments to determine whether such declines are other-than-temporary. This assessment is made considering all available evidence, including changes in general market conditions, specific industry and individual entity data, the length of time and the extent to which the fair value has been less than cost, the financial condition and the near-term prospects of the entity issuing the security, and the Business’s ability and intent to hold the investment until recovery. Other-than-temporary impairments of investments are recorded to Other within Other income (expense) in the Business’s combined statements of operations in the period in which they become impaired.

Inventories: Inventories are valued at the lower of average cost (which approximates cost on a first-in, first-out basis) or market (net realizable value or replacement cost).

Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using straight-line and declining-balance methods, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 1-10 years) and commences once the assets are ready for their intended use. The Business writes off fixed assets once they are fully depreciated.

Goodwill: Goodwill is assessed for impairment annually and more frequently if triggering events occur. The Business performs its annual impairment test for goodwill on the first day of the fourth quarter. Beginning in the fourth quarter of 2011, the Business first performs a qualitative analysis at the reporting unit level to determine whether it is more likely than not that the reporting unit’s fair value is greater than its carrying value. If it is determined based on the qualitative analysis that the reporting unit’s fair value is more likely than not greater than its carrying value, no further assessment is performed. If it is determined that it is not more likely than not that the reporting unit’s fair value is greater than its carrying value, a further two-step impairment analysis is performed at the reporting unit level. First, the fair value of each reporting unit is compared to its book value. If the fair value of the reporting unit is less than its book value, the Company performs a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.

Goodwill is tested more frequently if indicators of impairment exist. The Business continually assesses whether any indicators of impairment exist, which requires a significant amount of judgment. Such indicators may include: a decline in its expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; or slower growth rates, among others. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on the combined financial statements.

The goodwill impairment test is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a “component”). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. When two or more components of an operating segment have similar economic characteristics, the components shall be aggregated and deemed a single reporting unit. An operating segment shall be deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if the segment comprises only a single component. As such, the Business has identified two reporting units: the Home Devices reporting unit and the Network Infrastructure Solutions reporting unit.

Intangible assets: Intangible assets are generally amortized on a straight-line basis over their respective useful lives, which range from one to fourteen years.

Impairment of Long-Lived Assets: Long-lived assets, which include intangible assets, held and used by the Business are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Business evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset or asset group to future net undiscounted cash flows to be generated by the asset or asset group. If an asset is considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amount of the asset exceeds the asset’s fair value calculated using a discounted future cash flow analysis or market comparables. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

Warranty Costs: The Business provides for the estimated cost of hardware and software warranties at the time the related revenue is recognized based on historical and projected warranty claim rates, historical and projected cost-per-claim, and knowledge of specific product failures that are outside of Motorola Home’s typical experience. Each quarter, the Business reevaluates its estimates to assess the adequacy of its recorded warranty liabilities considering the size of the installed base of products subject to warranty protection and adjusts the amounts as necessary. If actual product failure rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required and could materially affect Motorola Home’s results of operations and cash flows.

Income Taxes: For purposes of the combined financial statements, the Business’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent. The calculation of income taxes for the Business on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Business has operated as a sub-consolidated group or division within the Parent’s group of legal entities, including a U.S. consolidated group and non-U.S. subsidiaries. In most cases, any tax losses and tax credits generated by the Business and included in these financial statements have been available for use and have been used in the Parent’s consolidated returns.

The Parent manages its tax position for the benefit of its entire portfolio of businesses. The Parent’s tax strategies are not necessarily reflective of the tax strategies the Business would have followed as a stand-alone business, or were they necessarily strategies that optimized the Business’s stand-alone position. As a result, the Business’s future deferred tax balances and effective tax rate will likely differ significantly from those prevailing in historical periods.

The Business reflected deferred tax assets and liabilities on a separate return basis to recognize the expected future tax benefits or cost of events that have been reported in different years for financial statement purposes than for tax purposes and operating losses and tax credit carry forwards. Deferred tax assets and liabilities are determined based on the difference between the combined financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which these items are expected to reverse.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. The Business evaluates deferred income taxes on a quarterly basis to determine if valuation allowances are required by considering available evidence. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years and tax planning strategies that are both prudent and feasible.

Foreign Currency: Certain of the Business’s non-U.S. operations use their respective local currency as their functional currency. Those operations that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the Business’s combined balance sheets. For those operations that have the U.S. dollar as their functional currency, transactions denominated in the local currency are measured in U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets. Gains and losses from remeasurement of monetary assets and liabilities are included in Other within Other income (expense) within the Business’s combined statements of operations.

Derivative Instruments: The Parent primarily uses a worldwide centralized approach to manage financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows.

Historically, the Business had its exposures managed by the Parent’s program which viewed the combined exposures of all of the businesses of the Parent and entered into a hedge based upon a net position of the currency. The gains and losses on the hedges of existing assets or liabilities are marked-to-market at a combined basis. Gains and losses on financial instruments that qualify for hedge accounting and are used to hedge firm future commitments or forecasted transactions are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

For the purposes of the Business’s combined financial statements, the Business was allocated hedges transacted by the Parent through normal business practices of the Business on a net position as of the balance sheet dates. Then, the gains and losses on the allocated hedges of existing assets or liabilities are marked-to-market and the result is included in Other within Other income (expense) within the Business’s combined statements of operations.

Share-Based Compensation Costs: The Business’s employees participate in the Parent’s incentive compensation plans that reward employees with stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), as well as an employee stock purchase plan (together, “the Parent’s Incentive Plans”). The Business’s combined statements of operations include expenses related to the Business’s employees’ participation in the Parent’s Incentive Plans, as well as an allocation of expenses related to the Parent’s corporate employees who participate in the Parent’s Incentive Plans. The expenses are based on awards granted to the Business’s employees and an allocation based on a three-part formula that averages the relative percentage of the Business’s net revenues, payroll, and net property, plant and equipment/inventory to the respective total Parent amounts for awards granted to the Parent’s corporate employees. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards, as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest. The fair value of stock options, SARs and the employee stock purchase plan is generally determined using a Black-Scholes option pricing model which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. The fair value of restricted stock and RSUs represents the number of awards granted multiplied by the closing market price of the stock on the date the awards are issued. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.

Retirement Benefits: The Parent records annual expenses relating to its pension benefit and postretirement plans based on calculations which include various actuarial assumptions, including discount rates, assumed asset rates of return, compensation increases, turnover rates, and health care cost trend rates. The Parent reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The effects of the gains, losses, and prior service costs and credits are amortized over future service periods. A portion of these expenses have been allocated to the Business’s combined statements of operations.

Advertising Expense: Advertising expenses, which are the external costs of marketing the Business’s products, are expensed as incurred and are included in selling, general and administrative expenses. Advertising expenses were $16 million and $12 million for the years ended December 31, 2011 and 2010 respectively.

Use of Estimates: The preparation of the Business’s combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, investments, goodwill, intangible and other long-lived assets, legal contingencies, guarantee obligations, indemnifications, and assumptions used in the calculation of income taxes, retirement and other post-employment benefits and allowances for discounts, price protection, product returns, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and competitive environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, energy markets and declines in consumer demand or spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Recent Accounting Pronouncements: In May 2011, the FASB issued authoritative guidance that changes the wording used to describe many of the requirements for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The guidance also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively during interim and annual periods beginning after December 15, 2011. The Business anticipates that the adoption of this standard will not materially expand its financial statement footnote disclosures or change the way it measures fair value.

In June 2011, the FASB issued authoritative guidance which amends current comprehensive income guidance. This guidance eliminates the option to present the components of comprehensive income as part of the statement of stockholders’ equity. Instead, the Business must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. This guidance will be effective for the Business during the interim and annual periods beginning after December 15, 2011. The adoption of this guidance will not have an impact on the Business’ statements of operations, balance sheets or cash flows as it only requires a change in the format of the current presentation.

In September 2011, the FASB issued new accounting guidance intended to simplify goodwill impairment testing. The Business will be allowed to perform a qualitative assessment on goodwill impairment to determine whether a quantitative assessment is necessary. This guidance is effective for goodwill impairment tests performed in interim and annual periods for fiscal years beginning after December 15, 2011 with early adoption permitted. The Business adopted this guidance effective October 2, 2011 for its fiscal 2011 annual impairment test. The adoption of this guidance did not have a material impact on the Business’s results of operations or financial position.

3. Relationship with the Parent

The combined statements of operations include expense allocations for certain corporate functions historically provided by the Parent such as information technology (“IT”), real estate, accounting, treasury, tax, legal, human resources and other services. The allocation is based on the level of services received by the Business in proportion to the total services provided by each functional area. These allocations are reflected in Costs of sales, Selling, general and administrative expenses and Research and development expenditures in the Business’s combined statements of operations.

The allocation of IT costs is primarily based on the number of system users, the allocation of real estate costs is based on the amount of square footage occupied, and the allocation of human resources costs is based on employee headcount. The allocation of the cost of all other services is based on the specific level of effort or a three-part formula that averages the relative percentage of the Business’s net revenues, payroll and net property, plant and equipment/inventory to the respective total for the Parent.

The Business and the Parent consider these leveraged services expense and employee incentive expense allocations to be a reasonable reflection of the utilization of services provided. Allocated expenses for the years ended December 31, 2011 and 2010 included in the combined statements of operations were as follows:

Year Ended December 31	2011	2010
Cost of sales	$33	$34
Research and development expenditures	43	43
Selling, general, and administrative expenses	112	112

	$188	$189

The Parent primarily uses a worldwide centralized approach to cash management and the financing of its operations with all related activity between the Business and the Parent reflected as equity transactions in Owner’s net investment in the Business’s combined balance sheets. Types of intercompany transactions between the Business and the Parent include: (i) cash deposits from the Business which are transferred to the Parent on a regular basis, (ii) cash borrowings from the Parent used to fund operations, capital expenditures, or acquisitions, (iii) charges (benefits) for income taxes, and (iv) allocations of the Parent’s corporate expenses identified above.

The Parent owns several major facilities and identifies a landlord for each facility based on the primary resident of the facility. The facility related assets included in property, plant and equipment in the financial statements includes all the facilities where the Business is listed as a primary resident. The facility related expenses are allocated to the Business based on the estimated square footage occupied by the Business’s employees as a percentage of the total square footage of the shared facility.

When necessary, the Parent has provided the Business funds for its operating cash needs. The Business’s funds in excess of working capital needs have been advanced to the Parent. Intercompany accounts are maintained for such borrowings that occur between the Business’s operations and the Parent. For purposes of the combined statements of cash flows, the Business reflects intercompany activity as a financing activity.

The following is a reconciliation of the amounts presented as Net transfers to the Parent on the combined statements of business equity to the corresponding amounts presented on the combined statements of cash flows:

Year Ended December 31	2011	2010
Net transfers to Parent per combined statements of business equity	$198	$161
Allocation of stock compensation expense from Parent	53	40
Non-cash transfers of assets and liabilities to Parent, net*	30	21

Net transfers to Parent per combined statements of cash flows	$281	$222

*	Non-cash transfers consist primarily of non-cash charges allocated to the Business and transfers of Corporate assets and liabilities.

Prior to the separation of Motorola Mobility Holdings, Inc. from Motorola, Inc., the historical financial statements included a manufacturing joint venture that primarily benefited the Business. Activity in the joint venture for the benefit of the Business began to wind down prior to separation. Upon separation, the Business did not retain any ownership in the joint venture and the Business is no longer receiving any manufactured goods from the joint venture. As such, after separation, the joint venture is no longer included in the combined financial statements of the Business.

4. Other Financial Data

Statements of Operations Information

Other Charges

Other charges included in Operating earnings consist of the following:

Year Ended December 31	2011	2010
Other charges:
Litigation reserves	$70	–
Intangible asset amortization	48	$51
Reorganization of business	4	20

	$122	$71

Other Income (Expense)

Year Ended December 31	2011	2010
Other, net:
Income from equity method investments	$7	$8
Foreign currency gain (loss)	4	(6)
Investment impairments	–	(4)
Other	1	1

	$12	$(1)

Balance Sheet Information

Accounts Receivable

Accounts receivable, net, consists of the following:

December 31	2011	2010
Accounts receivable	$563	$528
Less allowance for doubtful accounts	(5)	(7)

Accounts receivable, net	$558	$521

Inventories

Inventories, net, consist of the following:

December 31	2011	2010
Finished goods	$192	$274
Work-in-process and production materials	54	102

	246	376
Less inventory reserves	(52)	(73)

Inventories, net	$194	$303

Other Current Assets

Other current assets consist of the following:

December 31	2011	2010
Contractor receivables	$84	$75
Deferred costs	77	81
Other	13	18

Other current assets	$174	$174

Property, Plant and Equipment

Property, plant and equipment, net, consist of the following:

December 31	2011	2010
Land	$37	$37
Buildings	136	149
Machinery and equipment	140	153
Construction in process	8	5

Gross property, plant, and equipment	321	344
Less accumulated depreciation	(116)	(131)

Property, plant, and equipment, net	$205	$213

Depreciation expense for the years ended December 31, 2011 and 2010 was $47 million and $53 million, respectively, which includes depreciation expense on corporate-owned assets that is allocated to the Business.

Investments

At December 31, 2010, the Business’s available-for-sale securities portfolio had a fair market value of approximately $12 million, which represented a cost basis of $5 million and a net unrealized pre-tax gain of $7 million. During 2011, the investment was sold and a gain was recognized in other income (expense) during the year ended December 31, 2011. There are no available-for-sale securities as of December 31, 2011. The Business’s equity method investments were $28 million and $26 million at December 31, 2011 and 2010, respectively.

The Business’s remaining securities, recorded under the cost method, were $6 million and $11 million at December 31, 2011 and 2010, respectively. During the year ended December 31, 2010 the Business recorded an investment impairment charge of $4 million, representing other-than-temporary declines in the value of the Business’s cost method securities portfolio. Investment impairment charges are included in Other, net, within Other income (expense) in the Business’s combined statements of operations.

Other Assets

Other assets consist of the following:

December 31	2011	2010
Deferred costs	$112	$179
Intangible assets, net of accumulated amortization of $343 and $295	63	106
Other	17	14

Other assets	$192	$299

Accrued Liabilities

Accrued liabilities consist of the following:

December 31	2011	2010
Deferred revenue	$109	$117
Royalty license arrangements	89	64
Litigation reserves	70	19
Employee compensation	69	61
Warranty reserves	62	63
Contractor payables	50	56
Customer reserves	32	27
Accrued taxes	18	15
Supplier liability	12	19
Restructuring accruals	5	19
Other	75	96

Accrued liabilities	$591	$556

Other Liabilities

Other liabilities consist of the following:

December 31	2011	2010
Deferred revenue	$116	$184
Pension liability	25	24
Other tax liabilities	17	15
Other	10	21

Other liabilities	$168	$244

5. Risk Management

Derivative Financial Instruments

Foreign Currency Risk

The Business uses financial instruments to reduce its overall exposure to the effects of currency fluctuations on cash flows. All hedge transactions are executed by the Parent. Historically, the Business had its exposures managed by the Parent, whose program viewed the consolidated exposures of all of the businesses of the Parent. The Business’s policy prohibits speculation in financial instruments for profit on exchange rate price fluctuations, trading in currencies for which there are no underlying exposures, or entering into transactions for any currency to intentionally increase the underlying exposure. Instruments that are designated as part of a hedging relationship must be effective at reducing the risk associated with the exposure being hedged and are designated as part of a hedging relationship at the inception of the contract. Accordingly, changes in the market values of hedge instruments must be highly correlated with changes in market values of the underlying hedged items both at the inception of the hedge and over the life of the hedge contract.

The Business’s strategy related to foreign exchange exposure management is to offset the gains or losses on the financial instruments against losses or gains on the underlying operational cash flows or investments based on the Business’s assessment of risk. The Business enters into derivative contracts for some of the Business’s non-functional currency receivables and payables, which are primarily denominated in major currencies that can be traded on open markets. The Business typically uses forward contracts and options to hedge these currency exposures. In addition, the Business enters into derivative contracts for some firm commitments and some forecasted transactions, which are designated as part of a hedging relationship if it is determined that the transaction qualifies for hedge accounting under the provisions of the authoritative accounting guidance for derivative instruments and hedging activities. A portion of the Business’s exposure is from currencies that are not traded in liquid markets and these are addressed, to the extent reasonably possible, by managing net asset positions, product pricing and component sourcing.

At December 31, 2011, the Business had outstanding foreign exchange contracts totaling $122 million, compared to $145 million outstanding at December 31, 2010. Management believes that these financial instruments should not subject the Business to undue risk due to foreign exchange movements because gains and losses on these contracts should generally offset losses and gains on the underlying assets, liabilities and transactions, except for the ineffective portion of the instruments, which are charged to Other, net within Other income (expense) in the Business’s combined statements of operations.

The following table shows the five largest net notional amounts of the positions to buy or sell foreign currency as of December 31, 2011 and the corresponding positions as of December 31, 2010:

	Notional Amount
	December 31
Net Buy (Sell) by Currency	2011	2010
Canadian Dollar	$37	$71
Taiwan Dollar	27	25
British Pound	18	–
Brazilian Real	(7)	(13)
Chinese Renminbi	(20)	(36)

Counterparty Risk

The use of derivative financial instruments exposes the Business to counterparty credit risk in the event of nonperformance by counterparties. However, the risk is limited to the fair value of the instruments when the derivative is in an asset position. The Parent actively monitors its exposure to credit risk. At the present time, all of the counterparties have investment grade credit ratings. The Business is not exposed to material credit risk with any single counterparty.

Fair Value of Financial Instruments

The Business’s financial instruments include accounts receivable, accounts payable, accrued liabilities, derivative financial instruments and other financing commitments. The Business’s available-for-sale investment portfolios and derivative financial instruments are recorded in the Business’s combined balance sheets at fair value. All other financial instruments are carried at cost, which is not materially different than the instruments’ fair values.

Concentration of Customers and Markets

In 2011, aggregate net revenues from the Business’s five largest customers, primarily large cable operators and telecommunication companies, represented approximately 48% of our net revenues.

In 2011, the Business’s largest market based on locale of end customers was North America, which represented approximately 74% of our net revenues.

6. Income Taxes

Components of income before income taxes are as follows:

Year Ended December 31	2011	2010
United States	$144	$125
Other nations	46	29

	$190	$154

Components of income tax expense are as follows:

Year Ended December 31	2011	2010
United States	$12	$12
Other nations	14	10
States (U.S.)	6	8

Current income tax expense	32	30

United States	27	25
States (U.S.)	(1)	(2)

Deferred income tax expense	26	23

Total income tax expense	$58	$53

The Business’s operating results have been included in the Parent’s consolidated U.S. federal and state income tax returns, as well as included in many of the Parent’s tax filings for non-U.S. jurisdictions. The Business’s non-U.S. operations are primarily conducted within the Parent’s non-U.S. subsidiaries which share operations with the Parent’s other businesses. The provision for income taxes in these combined financial statements has been determined on a separate return basis. The Business’s contribution to the Parent’s tax losses and tax credits on a separate return basis has been included in these financial statements. The Business’s separate return basis tax loss and tax credit carry backs may not reflect the tax positions taken or to be taken by the Parent. In many cases, tax losses and tax credits generated by the Business have been available for use by the Parent.

The deferred tax assets and related valuation allowances in these combined financial statements have been determined on a separate return basis. The assessment of the valuation allowances requires considerable judgment on the part of management, with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

Differences between income tax expense computed at the U.S. federal statutory tax rate of 35% and income tax expense are as follows:

Year Ended December 31	2011	2010
Income taxes at statutory rate	$66	$54
Tax rate differential on foreign earnings	(3)	–
State income taxes	4	3
Tax credits	(8)	(8)
Valuation allowances	(8)	1
Other	7	3

	$58	$53

Significant components of deferred tax assets (liabilities) are as follows:

December 31	2011	2010
Tax carry forwards	$284	$364
Employee benefits	51	41
Accrued liabilities and allowances	44	30
Customer & warranty reserves	32	31
Inventory	25	35
Capitalized items	15	27
Deferred revenue and costs	10	16
Tax basis difference on investments	6	14
Other	8	11

Total deferred taxes before valuation allowances	475	569
Valuation Allowance	(193)	(261)

	$282	$308

Gross deferred tax assets were $499 million and $604 million at December 31, 2011 and 2010, respectively. Deferred tax assets, net of valuation allowances, were $306 million and $343 million at December 2011 and 2010, respectively. Gross deferred tax liabilities were $24 million and $35 million at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010 the Business had deferred tax assets for U.S. tax carry forwards, calculated on a separate return basis, of $284 million and $364 million, respectively. The U.S. tax carry forwards are comprised of federal and state tax loss carry forwards, capital loss carry forwards, foreign tax credit and general business tax credit carry forwards. The business has valuation allowances for U.S. deferred tax assets on tax loss and tax credit carry forwards, capital loss carry forwards, impaired investments that will give rise to future capital losses and certain separate state tax loss carry forwards. In 2011, the Business reduced its valuation allowance and tax carry forwards by $61 million, as a result of expiring capital loss carry forwards. The Business feels that it is more likely than not that the remaining net deferred tax assets are recoverable.

The Parent adopted FIN 48 on January 1, 2007. The Business’s unrecognized tax benefits have been determined on a separate return basis. The Business records interest and penalties associated with unrecognized tax benefits as a component of interest expense and other expenses, respectively. The Business’s interest accrual on unrecognized tax benefits was determined based on an allocation of the Parent’s interest accrual on unrecognized tax benefits.

A roll forward of unrecognized tax benefits is as follows:

	2011	2010
Balance at January 1	$23	$40
Additions based on tax positions related to current year	3	4
Additions for tax positions of prior years	2	1
Reductions for tax positions of prior years	(2)	(7)
Settlements	(7)	(15)

Balance at December 31	$19	$23

Included in the balance of total unrecognized tax benefits at December 31, 2011 are potential tax benefits of approximately $19 million that if recognized would affect the effective tax rate.

Based on the potential outcome of the Parent’s global tax examinations, the expiration of the statute of limitations for specific jurisdictions, or the continued ability to satisfy tax incentive obligations, it is reasonably possible that the unrecognized tax benefits allocated to the Business will be reduced in the range of $5 million to $10 million within the next 12 months. The Business’s U.S. operations for the year ended December 31, 2010 are included in the Motorola, Inc. U.S. Federal consolidated income tax return which are examined by the Internal Revenue Service (“IRS”) for tax years 2008 through January 4, 2011. The Business’s U.S. operations for the year ended December 31, 2011 are included in the Motorola Mobility Holdings, Inc. Federal consolidated income tax return which is examined by the IRS through the IRS’ Compliance Assurance Process (“CAP”) program. The Business also has audits pending in several states and foreign tax jurisdictions. Although the final resolution of the Business’s global tax disputes is uncertain, based on current information, in the opinion of the Business’s management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Business’s combined financial position, liquidity or results of operations.

7. Employee Benefits

The combined statements of operations include expenses incurred for certain fringe benefit costs and other employee benefits historically provided by the Parent, including costs related to their defined benefit and defined contribution pension plan, the postretirement health care plan, 401(k) match and profit sharing, group health care benefits, restricted stock compensation and other incentive programs. Such costs are as follows:

•	401(k) and other defined contribution plans based on contributions made by the Parent to participants employed by the Business

•	Defined benefit pension plans based on eligible compensation of plan participants employed by the Business

•	Retiree health care based on eligible years of service to the Business or the Parent

•	Group health care benefits based on employee headcount

These costs are reflected in Costs of sales, selling, general and administrative expenses, and Research and development expenditures in the Business’ combined statements of operations. Total employee benefit costs incurred by the Business were $134 million and $131 million for the years ended December 31, 2011 and 2010, respectively.

Following the separation from Motorola, Inc., effective January 4, 2011, the Business no longer reflects expenses in its combined statements of operations related to the Motorola, Inc. U.S. defined benefit pension plan or post retirement health care plan. Those obligations remained with Motorola, Inc.

Retirement Benefit Plans

Defined Benefit Pension Plans

The Business’ employees participate in various non-U.S. defined benefit plans. The defined benefit pension plans principally relate to employees in Germany, Taiwan, Japan and Korea (the “Non-U.S. plans”).

The Parent manages its worldwide pension benefit plans on a consolidated basis and separate Business information is not readily available. Therefore, the Business’ share of the Parent’s plans’ assets and liabilities are not included in the Business’ combined balance sheet. The combined statements of operations include an allocation of the Parent’s costs of these employee benefit plans of $1 million and $17 million for the years ended December 31, 2011 and 2010, respectively. These costs were allocated to the Business based on the proportionate share of eligible compensation of the Business’s participants as well as an allocation of corporate employees’ eligible compensation. The decrease is due to Motorola, Inc. retaining the pension obligations upon Motorola Mobility Holdings, Inc.’s separation from Motorola, Inc. on January 4, 2011.

In addition to the Parent’s non-U.S. pension plans, the Business has a pension plan in Taiwan. The Business’s combined balance sheet includes a liability related to this plan of $25 million and $24 million as of December 31, 2011 and December 31, 2010, respectively. The Business’s combined statements of operations include expense of $1 million in each of the years ended December 31, 2011 and 2010 related to this plan.

The Parent has adopted a pension investment policy designed to meet or exceed the assumption used for the expected rate of return on plan assets. To achieve this, the pension plans invest plan assets in equity and fixed income securities and cash. In addition, some plans invest in insurance contracts. In Taiwan, the pension assets are held by the Bank of Taiwan and the Business does not have the authority on how to invest the funds.

The Parent’s measurement date of its plan assets and obligations is December 31. As of December 31, 2011, weighted average actual allocation of plan assets was 4% equity securities, 23% fixed income securities and 73% cash and other investments. As of December 31, 2011, 42% of the investment portfolio was valued at quoted prices in active markets for identical assets; 39% was valued using quoted prices for similar assets in active or inactive markets, or other observable inputs; and 19% was valued using unobservable inputs that are supported by little or no market activity.

Postretirement Health Care Plan

The Business currently has no postretirement health care benefit plans in the U.S. and no significant postretirement health care benefit plans outside the U.S.

Defined Contribution Plans

The Parent and certain of its subsidiaries have various defined contribution plans, in which all eligible employees participate. In the U.S., the 401(k) plan is a contributory plan. As of and during the year ended December 31, 2011, matching contributions are based upon the amount of the employees’ contributions at a rate of 100% on the first 4% of pre-tax employee contributions. From January 1, 2010 through June 30, 2010, there were no matching contributions. Matching contributions were reinstated as of July 1, 2010 at a rate of 100% on the first 4% of pre-tax employee contributions. The maximum matching contributions for 2010 were pro-rated to account for the number of months remaining in the year.

The Business’s expenses, primarily relating to the employer match for all defined contribution plans for the years ended December 31, 2011 and 2010, were $13 million and $6 million respectively. These costs were incurred by the Business based on contributions made to the plan by the Business’s employees.

8. Share-Based Compensation Plans and Other Incentive Plans

The Parent maintains several incentive plans for the benefit of its officers, directors and employees, including the Business’s employees. During the year ended December 31, 2011, Motorola Mobility Holdings, Inc. began to grant share-based compensation to employees and non-employee directors under its own incentive plans. The Business has presented specific disclosures related to share-based awards granted by the Parent upon and after the separation from Motorola, Inc. For the year ended December 31, 2010, the Business has included the share-based compensation expense that was allocated to the Business by Motorola, Inc. The following disclosures represent the Business’s portion of the plans maintained by the Parent, in which the Business’s employees participated. All awards granted under the plans consist of Motorola Mobility Holdings, Inc. common shares. As such, all related equity account balances are reflected in the Parent’s consolidated statements of stockholders’ equity and have not been reflected in the Business’s combined financial statements. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have experienced as an independent business for the periods presented.

Stock Options, Stock Appreciation Rights and Employee Stock Purchase Plan

Under the Parent’s employee stock purchase plan, eligible participants had been allowed to purchase shares of Motorola Mobility Holdings, Inc. common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee paid per share was 85% of the lower of the fair market value of the stock on the close of the first trading day or last trading day of the purchase period. The plan had one purchase period, from May 1 through October 31, 2011. For the year ended December 31, 2011, the Parent’s employees purchased 900,000 shares of Motorola Mobility Holdings, Inc. common stock at a purchase price of $21.50 per share.

Under the Parent’s stock option plans, options or SARs to acquire shares of Motorola Mobility Holdings, Inc. common stock have been made available for grant to certain employees. Each option or SAR granted has an exercise price of 100% of the market value of the common stock on the date of grant. Option or SAR awards have a contractual life of five to ten years and vest over two to four years. Stock options and stock appreciation rights assumed or replaced with comparable stock options or stock appreciation rights in conjunction with a change in control only become exercisable due to the change in control if the holder is also involuntarily terminated (for a reason other than cause) or quits for good reason within 24 months of a change in control.

The Parent calculates the fair value of each employee stock option, estimated on the date of grant, using the Black-Scholes option pricing model. The weighted-average estimated fair value of employee stock options granted during 2011 was $11.70 per share using the following weighted-average assumptions:

2011
Expected volatility	37%
Risk-free interest rate	1.9%
Dividend yield	0.0%
Expected life (years)	6.0

The Parent uses the implied volatility for traded options on Motorola Mobility Holdings, Inc. stock as the expected volatility assumption required in the Black-Scholes model. The selection of the implied volatility approach was based upon the availability of actively traded options on Motorola Mobility Holdings, Inc. stock and its assessment that implied volatility is more representative of future stock price trends than historical volatility.

The risk-free interest rate assumption is based upon the average daily closing rates during the year for U.S. treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Parent’s future expectation of dividend payouts. The expected life of employee stock options represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches.

The Parent has applied a forfeiture rate, estimated based on historical data, of 8.3% annualized to the option fair value calculated by the Black-Scholes option pricing model. This estimated forfeiture rate is applied to grants based on their remaining vesting term and may be revised in subsequent periods if actual forfeitures differ from this estimate.

Stock option activity for 2011 for the Parent’s employees was as follows (in thousands, except exercise price and employee data):

	Parent’s Shares Subject to Options	Parent’s Wtd. Avg. Exercise Price
Options outstanding at January 1, 2011	15,507	$30
Options granted	9,697	29
Options exercised	(4,108)	22
Options terminated, canceled or expired	(983)	31

Options outstanding at December 31, 2011	20,113	31

Options exercisable at December 31, 2011	9,039	$34

At December 31, 2011, the Business’s total unrecognized compensation expense, net of estimated forfeitures, related to the Business’s employees, as well as an allocation of the Parent’s Corporate employees, under the Parent’s stock option and employee stock purchase plan is estimated to be $23 million and is expected to be recognized over the weighted average period of approximately three years.

For the year ended December 31, 2011, the total intrinsic value of options exercised by the Business’s employees was $15 million. The aggregate intrinsic value for options outstanding and exercisable by the Business’s employees as of December 31, 2011 was $46 million.

The following table summarizes information about stock options held by the Parent’s employees that were outstanding and exercisable by the Parent’s employees at December 31, 2011 (in thousands, except exercise price and years):

	Parent’s Options Outstanding			Parent’s Options Exercisable
Exercise price range	No. of options	Wtd. avg. Exercise Price	Wtd. avg. contractual life (in yrs.)	No. of options	Wtd. avg. Exercise Price
Under $7	4	$5	6	4	$5
$7-$15	113	15	7	60	15
$15-$24	992	20	5	584	18
$24-$35	13,273	28	8	2,724	25
$35-$54	5,040	36	6	4,978	36
$54-$81	645	63	4	643	63
Over $81	46	128	1	46	128

	20,113			9,039

The weighted-average contractual life for options outstanding and exercisable as of December 31, 2011 was seven years and five years, respectively.

Restricted Stock Units (RSU)

RSU grants consist of shares or the rights to shares of Motorola Mobility Holdings, Inc. common stock which were awarded to the Business’s employees. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee.

RSU activity for the Parent’s employees during 2011 was as follows (in thousands, except fair value and employee data):

	Parent’s RSUs	Parent’s Wtd. Avg. Grant Date Fair Value
RSUs outstanding at January 4, 2011	7,536	$26
Granted	5,689	31
Vested	(2,877)	28
Terminated or canceled	(951)	27

RSUs outstanding at December 31, 2011	9,397	$29
Number of employees granted RSUs	7,025

The total fair value of the Parent’s RSU shares vested during the years ended December 31, 2011 was $74 million. The aggregate fair value of the Parent’s outstanding RSUs as of December 31, 2011 was $271 million.

At December 31, 2011, the total unrecognized compensation expense, net of estimated forfeitures, related to the Business’s employees and including an allocation of its Parent’s corporate employees is estimated to be $62 million and is expected to be recognized over the weighted average period of approximately two years.

Total Share-Based Compensation Expense

Compensation expense for employee stock options, SARs, employee stock purchase plans, restricted stock and RSUs related to the Business was as follows:

Years Ended December 31	2011	2010
Share-based compensation expense included in:
Costs of sales	$6	$5
Research and development expenditures	18	14
Selling, general, and administrative expenses	29	21

Share-based compensation expense included in Operating earnings	53	40
Tax benefit	(18)	(14)

Share-based compensation expense, net of tax	$35	$26

A portion of the expense relates to the Parent’s share-based compensation expense that has been allocated to the Business based on the awards granted to the Parent’s corporate employees and is based on a three-part formula that averages the relative percentage of the Business’s net revenues, payroll and net property, plant and equipment/inventory to the respective total Parent company amounts.

Motorola Mobility Holdings, Inc. Incentive Plan

The Motorola Mobility Holdings, Inc. Incentive Plan provides eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified goals are met. The Business’s provisions for awards under these incentive plans for the years ended December 31, 2011 and 2010 were $43 million and $40 million, respectively.

9. Fair Value Measurements

The Business adopted new accounting guidance on measuring fair value on January 1, 2010 for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. This does not change the accounting for those instruments that were, under previous U.S. GAAP, accounted for at cost or contract value. The Business had no non-financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2011.

The guidance specifies a hierarchy of valuation techniques based on whether the inputs to each measurement are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Business’s assumptions about current market conditions. The prescribed fair value hierarchy and related valuation methodologies are as follows:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

Level 3—Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

The Business had no material financial assets that were measured at fair value as of December 31, 2011 and $12 million of financial assets measured at fair value, consisting of common stock and equivalents, as of December 31, 2010. Quoted prices in active markets were available for these investments, and as such they were classified within Level 1.

10. Sales of Receivables

Prior to Separation, the Parent sold accounts receivable generated from its business units to third-parties in transactions that qualified as “true-sales.” Until separation, the Business participated in this activity by transferring certain of its accounts receivable balances to the Parent. The Business also has agreements under which the Business sells its accounts receivable directly to a third party in transactions that qualify as “true-sales.”

Total accounts receivable sold by the Business were $12 million for the year ended December 31, 2011, compared to $78 million for the year ended December 31, 2010. As of December 31, 2011, there were no accounts receivable outstanding under these programs for which the Business retained servicing obligations, compared to $33 million at December 31, 2010.

11. Commitments and Contingencies

Legal

The Business is involved in various lawsuits, claims and investigations arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Business’s combined financial position, liquidity or results of operations. However, an unfavorable resolution could have a material adverse effect on the Business’s combined financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.

Other

Leases: The Parent owns many major facilities and leases certain office, factory and warehouse space, land, and information technology and other equipment under principally non-cancelable operating leases. The Parent identifies a landlord for each facility based on the primary resident of the facility. The Parent allocates a portion of its facility and lease expenses to the Business based on the square footage occupied by employees of the Business; such allocation is included in the Business’s combined statements of operations. Total rental expense, primarily comprised of facilities rental expense, net of sublease income, for the years ended December 31, 2011 and 2010 was $23 million and $22 million respectively.

At December 31, 2011, future minimum lease obligations, primarily comprised of obligations for facilities in which the Business was deemed to be the primary resident, net of minimum sublease rentals, for the next five years and beyond are as follows: 2012—$17 million; 2013—$14 million; 2014—$10 million; 2015—$7 million; 2016—$5 million; beyond—$1 million.

Indemnifications: The Business may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial and intellectual property agreements. Historically, the Business has not made significant payments under these indemnifications. However, there is an increasing risk in relation to intellectual property indemnities given the current legal climate. During the year ended December 31, 2011, the Business recorded charges totaling $70 million related to the anticipated settlement of indemnification demands. In indemnification cases, payment by the Business is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Business to challenge the other party’s claims. Further, the Business’s obligations under these agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration, and are for amounts not in excess of the contract value over the life of the contract, except with respect to certain intellectual property infringement claims. In some instances, the Business may have recourse against third-parties for certain payments made by the Business.

12. Reorganization of Businesses

The Parent maintains a formal Involuntary Severance Plan (“Severance Plan”), which permits the Business to offer eligible employees severance benefits based on years of service and employment grade level in the event that employment is involuntarily terminated as a result of a reduction-in-force or restructuring. Effective August 1, 2011, the Parent amended and restated the Severance Plan. Under the amended Severance Plan, severance benefits will be paid in biweekly installments to impacted employees rather than in lump sum payments. The Business recognizes termination benefits based on formulas per the Severance Plan at the point in time that future settlement is probable and can be reasonably estimated based on estimates prepared at the time a restructuring plan is approved by management. Exit costs consist of future minimum lease payments on vacated facilities and other contractual terminations. At each reporting date, the Business evaluates its accruals for employee separation and exit costs to ensure the accruals are still appropriate. In certain circumstances, accruals are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Business and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. In these cases, the Business reverses accruals through the combined statements of operations where the original charges were recorded when it is determined they are no longer needed.

2011 Charges

During the year ended December 31, 2011, the Business implemented various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. The employees affected were located in all geographic regions.

During the year ended December 31, 2011, the Business recorded net reorganization of business charges of $6 million, including $2 million of charges in Costs of sales and $4 million of charges under Other charges in the Business’s combined statements of operations.

The following table displays a roll forward of the reorganization of businesses accruals established for employee separation costs from January 1, 2011 to December 31, 2011:

2011	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31
Employee separation costs	$19	6	(4)	(16)	$5

Employee Separation Costs

At January 1, 2011, the Business had an accrual of $19 million for employee separation costs, representing the severance costs for 649 employees. The additional 2011 charges of $6 million represent severance costs for an additional 217 employees, of which 67 are direct employees and 150 are indirect employees.

The adjustments of $4 million reflect $1 million of reversals of accruals no longer needed, and $3 million transferred to Motorola, Inc. upon separation from Motorola, Inc. on January 4, 2011.

During the year ended December 31, 2011, 363 employees, of which 64 were direct employees and 299 were indirect employees, were separated from the Business. The $16 million used in 2011 reflects cash payments to these separated employees. The remaining accrual of $5 million, which is included in Accrued liabilities in the Business’s combined balance sheet at December 31, 2011, is expected to be paid in 2012 to: (i) severed employees who began receiving payments in 2011, and (ii) approximately 97 employees who will begin receiving payments in 2012.

2010 Charges

During the year ended December 31, 2010, the Business implemented various productivity improvement plans aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. The employees affected were located in all regions.

During the year ended December 31, 2010, the Business recorded net reorganization of business charges of $28 million, including $8 million of charges in Costs of sales and $20 million of charges under Other charges in the Business’s combined statements of operations.

The following table displays a roll forward of the reorganization of businesses accruals established for exit costs and employee separation costs from January 1, 2010 to December 31, 2010:

2010	Accruals at January 1	Additional Charges	Adjustments	Amount Used	Accruals at December 31
Employee separation costs	$4	28	(1)	(12)	$19

Employee Separation Costs

At January 1, 2010, the Business had an accrual of $4 million for employee separation costs, representing the severance costs for 52 employees. The additional 2010 charges of $28 million represent severance costs for an additional 1,189 employees, of which 641 were direct employees and 548 were indirect employees.

The adjustments of $1 million reflect reversals of accruals no longer needed.

During the year ended December 31, 2010, 591 employees, of which 238 were direct employees and 353 were indirect employees, were separated from the Business. The $12 million used in 2010 reflects cash payments to these separated employees. The remaining accrual of $19 million was included in Accrued liabilities in the Business’s combined balance sheet at December 31, 2010.

13. Acquisitions, Intangible Assets and Goodwill

Acquisitions

The Business accounts for acquisitions using purchase accounting with the results of operations for each acquiree included in the Business’s combined financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Business’s combined financial statements were not material individually or in the aggregate.

The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible. Charges related to the write-off of such items were not material during the years ended December 31, 2011 and 2010.

The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Business will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected revenues volume and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to forecasted plans except as disclosed.

The following is a summary of significant acquisitions during the years ended December 31, 2011 and 2010 and the consideration paid:

	Quarter Acquired	Consideration, net of acquired cash	Form of Consideration
4Home, Inc.	Q4 2010	$33	Cash
Dreampark AB	Q2 2011	$23	Cash

4Home, Inc.

In December 2010, the Business acquired 4Home, Inc. (“4Home”), a software and services platform, which enables home monitoring, control, management, and security, for $33 million in net cash. The Business recorded $21 million in goodwill, none of which was expected to be deductible for tax purposes, and $12 million in identifiable intangible assets. Intangible assets are included in Other assets in the Business’s combined balance sheets. The intangible assets are being amortized over a period of one to five years on a straight-line basis. The Business also recorded a deferred tax liability of approximately $4 million to reflect the non-deductibility of the intangible assets for tax purposes and a deferred tax asset of approximately $4 million to reflect the value of 4Home’s net operating tax loss carry forwards. The results of operations of 4Home have been included in the Business’s combined financial statements subsequent to the date of acquisition.

Dreampark AB

In April 2011, the Business acquired Dreampark AB (“Dreampark”), a provider of cloud based tools for the rapid creation of operator-branded guides and custom user experiences for set-top box devices, for $23 million in net cash. The Business recorded $19 million in goodwill, none of which was expected to be deductible for tax purposes, and $6 million in identifiable intangible assets. Intangible assets are included in Other assets in the Business’s combined balance sheets. The intangible assets are being amortized over periods ranging from one to four years on a straight-line basis. The Business also recorded a deferred tax liability of approximately $2 million to reflect the non-deductibility of the intangible assets for tax purposes. The results of operations of Dreampark have been included in the Business’s combined financial statements subsequent to the date of acquisition.

Intangible Assets

Intangible assets and accumulated amortization, excluding goodwill, consists of the following:

	2011		2010
December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Completed Technology	$341	$296	$339	$257
Customer Relationships	63	45	60	36
Trademarks and Other	2	2	2	2

	$406	$343	$401	$295

Amortization expense on intangible assets, which is included within Other charges in the combined statements of operations, was $48 million and $51 million for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, future amortization expense is estimated to be $31 million in 2012, $24 million in 2013, $5 million in 2014, and $3 million thereafter.

Goodwill

The following table displays a roll forward of the carrying amount of goodwill from January 1, 2010 to December 31, 2011:

	Aggregate Goodwill Acquired	Accumulated Impairment Losses	Goodwill, Net
Balance at January 1, 2010	$1,358	$(73)	$1,285
Goodwill acquired in 2010	29

Balance at December 31, 2010	1,387	(73)	1,314
Goodwill acquired in 2011	27

Balance at December 31, 2011	$1,414	$(73)	$1,341

The Business conducts its annual assessment of goodwill for impairment in the fourth quarter of each year. The goodwill impairment test is performed at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment. The Business has identified two reporting units, the Home Devices reporting unit and the Network Infrastructure Solutions reporting unit. For the 2011 annual assessment, the Business adopted new accounting guidance that allowed us to perform a qualitative assessment to determine whether it was more likely than not that the goodwill balance had been impaired. For the 2010 annual assessment the Business performed valuation analyses, utilizing both income and market-based approaches, in its goodwill assessment process. The determination of the fair value of the reporting units and other assets and liabilities within the reporting units requires the Business to make significant estimates and assumptions.

Based on the results of the 2011 and 2010 annual assessments of the recoverability of goodwill, the Business determined that there was no impairment of goodwill.

14. Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2011 and 2010:

	Balance at January 1	Charged to Earnings	Used	Adjustments	Balance at December 31
2011
Reorganization of Businesses	19	6	(16)	(4)	5
Allowance for Doubtful Accounts	7	—	(2)	—	5
Inventory Reserves	73	21	(44)	2	52
Warranty Reserves	63	40	(37)	(4)	62

2010
Reorganization of Businesses	4	28	(12)	(1)	19
Allowance for Doubtful Accounts	15	—	(7)	(1)	7
Inventory Reserves	67	30	(27)	3	73
Warranty Reserves	62	45	(44)	—	63

Adjustments include foreign currency translation adjustments, reserves transferred and recoveries of prior reserves.

15. Subsequent Events

On May 22, 2012, Google, Inc. acquired all of the outstanding common stock of Motorola Mobility Holdings, Inc., which includes the assets and liabilities of the Business as well as the assets and liabilities of the remaining businesses of Motorola Mobility Holdings, Inc., for approximately $12.4 billion.